Exhibit 10.43

April 2, 1999


Mr. Philip Knowles
President & CEO
Kreative Video Products, Inc.
21638 Lassen Street
Chatsworth,  CA 91311

Re:     Termination of Agreements

Dear Mr. Knowles:

Per our telephone conversation earlier this week during which I expressed concern over the likelihood of significant sales in the future of our video products through distribution by Kreative Video Products, Inc. ("KVP"), and further that American Champion Media, Inc. ("ACM") wishes to terminate KVP's rights to distribute ACM's video products, earlier than the one year period as specified in the distribution agreements made between our companies. In the same conversation, you also indicated that you are in agreement to such termination if we so desire.

We appreciate the efforts you have made so far in bring our video products to market, and we would like to make the following settlement or termination offer:

a) The Non-Exclusive Distribution Agreement for Kanga Roddy Volumes 1 - 6 dated August 19, 1998, and
     The Non-Exclusive Distribution Agreement for the Joe Montana -
Strong Mind Fit Body Workout dated August 21, 1998 made by and between KVP and ACM will be terminated as of the date of this letter, with the rights and obligations of the two parties, as specified in the two agreements, completely nullified and voided.

b) For the 6-month period beginning April 2 and ending September 30, 1999, ACM will pay KVP 10% of net profits from sales of the Kanga Roddy videos to Blockbuster Video Stores only (net profits = gross sales less cost of goods, music license fees, talent royalties, director's and KTEH's royalties), excluding sales of Kanga Roddy videos to any other customer and excluding any sales of the Joe Montana - Strong Mind Fit Body Workout video.

c) For the 6-month period beginning October 1, 1999 and ending March 31, 2000, ACM will pay KVP 5% of net profits per terms as specified in above Clause b).

I trust the above terms are acceptable to KVP, and if they are so, please apply your signature below and return this letter via fax to:
408-288-8098.

On behalf of:                                   Agreed and accepted for:
American Champion Media, Inc.                   Kreative Video Products, Inc.

/s/ Anthony K. Chan                             /s/ Philip Knowles

Anthony K. Chan                                 Philip Knowles
Chief Executive Officer                         President & CEO